UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑

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☐ Preliminary Proxy Statement        ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☑ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Westin Hotels Limited Partnership
(Name of Registrant as Specified In Its Charter)

Starwood Hotels & Resorts Worldwide, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Units of Limited Partnership Interest

(2)	Aggregate number of securities to which transaction applies:

135,600

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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[Starwood Hotels & Resorts Worldwide, Inc. Letterhead]

August 22, 2003

Re: Tender Offer for WHLP Units

Dear Investor:

As described in the enclosed press release, Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or “we”) has announced that it intends to commence a tender offer for all outstanding limited partnership units (the “Units”) of Westin Hotels Limited Partnership (“WHLP”), the owner of the Westin Michigan Avenue in Chicago, Illinois, for a purchase price of $600 in cash per Unit. Starwood also intends, in connection with the tender offer, to solicit the consent of unitholders to proposals that would facilitate Starwood’s acquiring 100% of the partnership interests in WHLP. These include proposals to (i) amend WHLP’s partnership agreement to, among other things, render certain transfer restrictions inapplicable to our tender offer and to certain types of similar tender offers and (ii) effect a merger, following the tender offer, of WHLP with or into an affiliate of Starwood, for the same consideration as we would offer in the tender offer.

We intend to commence our tender offer and consent solicitation as promptly as practicable following preparation of the offer and solicitation materials and compliance with applicable SEC requirements.

An unsolicited tender offer by Kalmia Investors, LLC and related investors (“Kalmia”) is currently pending and is currently scheduled to expire at 5:00 p.m., Eastern time, on Friday, August 29, 2003. We expect our tender offer to differ from Kalmia’s offer in the following ways:

•	Our offer price would be $50 more per Unit than the price Kalmia is offering, which represents a 9.1% premium.

•	We expect to offer to purchase all of the issued and outstanding Units. Kalmia has offered to purchase up to approximately 59% of the issued and outstanding Units. Consequently, if more than 59% of the Units are tendered in Kalmia’s offer, Kalmia will purchase only a pro rata portion of each unitholder’s tendered Units.

•	Unlike us, Kalmia is not seeking consents to amend WHLP’s partnership agreement to prevent the Partnership and the general partner of WHLP from applying the transfer restrictions in the partnership agreement. WHLP has announced in its response to Kalmia’s offer that it has obtained preliminary advice from its counsel that the transfer of more than approximately 48% of the Units in Kalmia’s offer would result in a termination for United States federal income tax purposes of WHLP under certain provisions of the Internal Revenue Code and that such transfers would not be valid or effective. As a result, Kalmia is unlikely to be able to acquire more than approximately 48% of the Units in its offer, reducing the number of Units each tendering holders would be permitted to transfer.

•	We intend our offer to be a “going private” transaction and will seek to effect a merger of WHLP with or into another Starwood affiliate if our offer is successful. In the merger, the outstanding Units not owned by us or our affiliates would be converted into the right to receive cash in an amount equal to the price per Unit payable in our offer. Kalmia has stated that it has no such plans.

If you have already tendered any Units to Kalmia and you wish to withdraw them, then you or your broker should notify Kalmia in writing before the expiration of Kalmia’s offer. If you deliver a withdrawal notice, it must include your name, the number of Units to be withdrawn and the name in which the Units you tendered to Kalmia are registered. Your withdrawal notice should be sent to Kalmia Investors, LLC, 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305. Before you withdraw from Kalmia’s offer, you should be aware of the following:

•	While we currently intend to commence the tender offer, we may not complete it if, for example, any of the conditions to the offer are not satisfied, including the condition(which we may not waive) that at least a majority of the issued and outstanding Units are tendered into our offer and not subsequently withdrawn. Kalmia’s offer is not subject to any condition that a minimum number of Units be tendered;

•	The general partner of WHLP and the manager of the Westin Michigan Avenue are both wholly owned subsidiaries of Starwood. All the activities of these entities are carried out by Starwood employees, since neither the general partner nor the manager has any employees of its own. As a result of its relationship with Starwood, the general partner may have a conflict of interest with respect to our offer and consent solicitation

•	Our tender offer and consent solicitation will be made, if at all, pursuant to an offer to purchase and solicitation statement and related materials that we would furnish to unitholders and file with the SEC. If these materials are furnished to unitholders, you should read them carefully because they will contain important information, including risk factors and the terms and conditions of the tender offer.

Our tender offer would be conditioned on, among other things, (i) the valid and not withdrawn tender of at least a majority of the issued and outstanding Units, (ii) the valid written consent by a sufficient number of unitholders to each of the proposals to which we intend to solicit consents and (iii) Starwood being reasonably satisfied that the general partner of WHLP will recognize the transfer of Units to Starwood and consent to its admission as a substituted limited partner in respect of the transferred Units. Starwood would use cash on hand to complete the tender offer. Our tender offer would not be, and Kalmia’s offer is not, conditioned upon obtaining financing.

As of June 30, 2003, as part of current assets, Starwood had $482 million of cash and cash equivalents, of which $161 million was restricted cash.

If you have any questions about this letter, please contact Jared T. Finkelstein, Senior Vice President—Law of Starwood, at 914-640-8212.

THIS LETTER IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY PARTNERSHIP UNITS OF WHLP. THE SOLICITATION AND OFFER TO BUY UNITS OF WHLP, AND THE SOLICITATION OF UNITHOLDER CONSENTS WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS THAT STARWOOD WOULD FURNISH TO UNITHOLDERS AND FILE WITH THE SEC. IF THESE MATERIALS ARE FURNISHED TO UNIT HOLDERS, UNITHOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. IN SUCH EVENT, UNITHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM STARWOOD.

/s/ RONALD C. BROWN

Ronald C. Brown
Executive Vice President and
Chief Financial Officer of Starwood Hotels & Resorts Worldwide, Inc.

[Starwood Hotels & Resorts Worldwide, Inc. Letterhead]

Starwood Intends To Commence Tender Offer For Owner Of Westin Michigan Avenue

WHITE PLAINS, N.Y.—(BUSINESS WIRE)—Aug. 20, 2003—Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it intends to commence a tender offer for all outstanding limited partnership units (the “Units”) of Westin Hotels Limited Partnership (“WHLP”), the owner of the Westin Michigan Avenue in Chicago, Illinois, for a purchase price of $600 in cash per Unit.

The tender offer would be conditioned on, among other things, (i) the valid and not withdrawn tender of at least a majority of the issued and outstanding Units and (ii) Starwood being reasonably satisfied that the general partner of WHLP will recognize the transfer of Units to Starwood and consent to its admission as a substituted limited partner in respect of the transferred Units. Starwood would use cash on hand to complete the tender offer, which would not be subject to financing.

An unsolicited tender offer for approximately 59% of the Units at a purchase price of $550 per Unit is currently pending and is currently scheduled to expire at 5:00 p.m., Eastern time, on Friday August 29, 2003. There are currently 135,600 limited partnership units outstanding in WHLP.

Subsidiaries of Starwood are the general partner of WHLP and manage the Westin Michigan Avenue.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY PARTNERSHIP UNITS OF WHLP. THE SOLICITATION AND OFFER TO BUY UNITS OF WHLP WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT STARWOOD WOULD FURNISH TO UNIT HOLDERS AND FILE WITH THE SEC. IF THESE MATERIALS ARE FURNISHED TO UNIT HOLDERS, UNIT HOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. IN SUCH EVENT, STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM STARWOOD.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise).

CONTACT:	Starwood Hotels & Resorts Allison Reid, 914-640-8514

SOURCE:	Starwood Hotels & Resorts Worldwide, Inc.